===============================================================================
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             WESTWOOD CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                Not applicable
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:



Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                             WESTWOOD CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held September 27, 2001


To the Stockholders of
WESTWOOD CORPORATION:


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Westwood Corporation (the "Company"), a Nevada corporation, will be held in the executive offices of the Company at 12402 East 60th Street, Tulsa, Oklahoma 74146-9622, on Thursday, September 27, 2001, at 10:00 a.m., local time, for the following purposes:

     1.   To elect the Directors of the Company for the ensuing year; and

     2. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

     The Board of Directors has fixed the close of business on August 9, 2001, as the record date for the meeting, and only holders of the Company's common stock of record at such time will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. As of the record date, the Company had 6,891,647 shares of common stock outstanding, entitled to one vote per share. The affirmative vote of the holders of a majority of the Company's outstanding common stock is required to elect the nominees.

     Enclosed with this Notice are the Proxy Statement and Proxy solicited by management on behalf of the Company, and a copy of the Company's 2001 Annual Report.

                                     BY ORDER OF THE BOARD OF DIRECTORS

                                      /s/ Ernest H. McKee
                                     ----------------------------------
                                     Ernest H. McKee
Attest:

 /s/ David L. Shepherd
----------------------------
David L. Shepherd, Secretary
[ Corporate Seal ]

Tulsa, Oklahoma
August 14, 2001

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                              WESTWOOD CORPORATION

                                PROXY STATEMENT
                                ---------------


     The accompanying Proxy is solicited by the Board of Directors of Westwood Corporation (the "Company"), on behalf of the Company, for use at the Annual Meeting of Stockholders to be held on Thursday, September 27, 2001, and at any adjournment(s) thereof. The Annual Meeting will be held at 10:00 a.m., Central Standard Time, in the executive offices of the Company at 12402 East 60th Street, Tulsa, Oklahoma. If the accompanying Proxy is properly executed and returned, the shares it represents will be voted in favor of the proposals described in this Proxy Statement, unless otherwise specified. Any Stockholder giving a Proxy has the power to revoke it by oral or written notice to the Secretary of the Company at any time before it is voted. The record date for voting and for entitlement to receipt of the Proxy Statement is August 9, 2001.

     The approximate date on which this Proxy Statement and the accompanying Proxy will first be sent to Stockholders is August 14, 2001.

                         Record Date and Voting Rights

     Only Stockholders of record at the close of business on August 9, 2001, will be entitled to notice of and to vote at the Annual Meeting. As of the record date, the Company had outstanding 6,891,647 shares of common stock entitled to one vote per share. A majority of the shares entitled to vote, represented in person or by Proxy, shall constitute a quorum. Abstentions and broker non-votes are counted as present for purposes of determining the existence of a quorum.

                         Dissenters' Right of Appraisal

  Pursuant to Nevada corporation law, the actions contemplated to be taken at the Annual Meeting do not create appraisal or dissenters' rights.

                                STOCK OWNERSHIP

The following table sets forth information regarding the ownership of the Company's common stock by (i) each beneficial owner of more than 5% of the outstanding common stock, (ii) each Director, (iii) the Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer and (iv) the Executive Officers and Directors as a group. The information is given as of March 31, 2001, except as noted. Unless otherwise indicated, each of the Stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                Number of Shares


  Name of Owner or                      10% Convertible     12% Convertible                        Common         Percent of
 Identity of  Group       Options         Subordinated       Subordinated      Warrants (c)       Stock (d)       Outstanding
                                           Notes (a)           Notes (b)                                           Stock (e)
------------------------------------------------------------------------------------------------------------------------------
Ernest H. McKee
2902 E. 74th Street    191,030(f)              190,000               68,750        121,563        1,377,040               26.1%
Tulsa, Oklahoma
74136
------------------------------------------------------------------------------------------------------------------------------
David L. Shepherd
7909 S. 77th East      50,000(g)                  ----                 ----           ----             ----                0.7%
Avenue
Tulsa, OK 74133
------------------------------------------------------------------------------------------------------------------------------
William J. Preston
1717 Woodstead Court   100,000(h)              190,000              178,750        164,063          770,558               18.7%
The Woodlands,  Texas
77380
------------------------------------------------------------------------------------------------------------------------------
Richard E. Minshall
320 S. Boston Avenue   191,030(f)              190,000(i)           178,750 (i)    164,063(i)       416,669(j)            15.0%
Suite 1300
Tulsa, Oklahoma
74103
------------------------------------------------------------------------------------------------------------------------------
Anthony Pantaleoni
666 Fifth Avenue       191,030(f)              140,000(k)           178,750        139,063(l)       196,938(m)            11.2%
New York, New York
10103
------------------------------------------------------------------------------------------------------------------------------
John H. Williams, Sr.
1800 S. Baltimore Ave  105,000(n)               90,000              110,000         87,500           17,000                5.6%
Tenth Floor
Tulsa, Oklahoma 74119
------------------------------------------------------------------------------------------------------------------------------
John P. Gigas
5423 East 106th        126,300(o)                 ----                 ----           ----             ----                1.8%
Street
Tulsa, Oklahoma
74137
------------------------------------------------------------------------------------------------------------------------------
Paul R. Carolus
8511 S. Canton                ----(p)             ----                 ----           ----          378,121                5.5%
Avenue
Tulsa, Oklahoma
74137
------------------------------------------------------------------------------------------------------------------------------
Robert E. Lorton
1440 S. Owasso Ave.           ----                ----                 ----           ----          348,491                5.1%
Tulsa, Oklahoma
74120-5609
------------------------------------------------------------------------------------------------------------------------------
All Executive
Officers               828,090(q)              800,000              715,000        676,752        2,778,205               58.5%
and Directors as a
Group
(6 persons)
------------------------------------------------------------------------------------------------------------------------------

     (a) On December 23, 1999, the Company issued 10% Subordinated Convertible Notes in the face amount of $1,000,000. The shares set forth in this column are convertible pursuant to the 10% Convertible Subordinated Notes included within Units of the Company purchased for $10,000 per Unit. Each Unit consists of a 10% Convertible Note in the amount of $10,000, convertible into 10,000 shares of common stock of the Company, and one warrant to purchase 5,000 shares of common stock at an exercise price of $1.00 per share. The maturity date for each 10% Convertible Subordinated Note, and the expiration date of each 1999 warrant, is December 23, 2004. The 10% Subordinated Convertible Notes are callable by the Company, under certain conditions, at the Company's option after December 15, 2001, upon thirty
(30) days' notice, in the event the Company's common stock closing price is in excess of $2.50 per share for thirty (30) consecutive days within sixty (60) days of notice of redemption.

     (b) In February 2001, the Company issued 12% Convertible Subordinated Notes in the face amount of $880,000, pursuant to the terms of a Note Purchase Agreement dated effective as of February 14, 2001 (the "Agreement"). Each 12% Convertible Subordinated Note is convertible into a like number of common shares of the Company from July 1, 2001, through the maturity date of February 13, 2002. The Agreement further provided for the issuance of warrants to acquire common stock of the Company to the note holders as follows: (i) upon execution of the Agreement, for a pro rata share of 120,000 shares, as determined in accordance with the Agreement; and (ii) on each of February 28, March 14 and March 28, 2001 (or such other dates, as adjusted for the note holders' respective funding dates), based on the principal outstanding under the 12% Convertible Subordinated Notes on such date, if any. Each warrant is exercisable for a period of five years from the issuance date.

     (c) Total shares under all warrants issued. See notes (a) and (b) above.

     (d) Does not include shares pursuant to the 10% and 12% Convertible Subordinated Notes, warrants or unexercised options.

     (e) For purposes of this computation, the percentage of ownership shown presumes exercise of all options, convertible notes and warrants as to each individual.

     (f) Pursuant to the 1992 and 2000 Directors' Plans, Messrs. McKee, Minshall and Pantaleoni have received options to acquire a total of 191,030 shares of the Company's common stock. As of March 31, 2001, each of these Directors is vested in, and holds exercisable options to acquire 138,930 shares. Each Director's option to acquire the balance of 12,100 shares under the 1992 Directors' Plan will vest and become exercisable for 12,100 shares on September 3, 2001. Each Director's option to acquire the balance of 40,000 shares under the 2000 Directors' Plan will vest and become excercisable at the rate of 10,000 shares per year on December 7, 2001 through 2004.

     (g) On April 23, 2001, Mr. Shepherd received an option to acquire 50,000 shares of the Company's common stock under the Incentive Stock Option Plan pursuant to his employment agreement. This option vests at the rate of 10,000 shares on each April 23, 2002 through 2006. The option becomes exercisable, as to each vested portion, on each October 23, 2002 through 2006.

     (h) Pursuant to the 1992 and 2000 Directors' Plans, Mr. Preston received options to acquire a total of 100,000 shares of the Company's common stock. At March 31, 2001,

Mr. Preston is vested in, and holds exercisable options to acquire 20,000 shares. The option to acquire the balance of 40,000 shares pursuant to the 1992 Directors' Plan will vest and become exercisable at the rate of 10,000 shares per year on each October 27, 2001 through 2004. The option to acquire the balance of 40,000 shares pursuant to the 2000 Directors' Plan will vest and become exercisable at the rate of 10,000 shares per year on each December 7, 2001 through 2004.

     (i) The amounts represented are held by Capital Advisors, Inc., of which Mr. Minshall is the Chief Executive Officer and controlling shareholder.

     (j) Includes 129,967 shares of common stock owned beneficially by Mr. Minshall individually; 5,371 shares owned beneficially by Mr. Minshall's wife; 181,934 shares held beneficially by Capital Advisors, Inc., 1,084 shares owned by Minshall & Company, Inc., and 98,317 shares owned by a revocable trust for the benefit of Mr. Minshall's mother, of which Mr. Minshall is Trustee, as to which he disclaims any beneficial ownership. Mr. Minshall is the Chief Executive Officer and controlling shareholder of Capital Advisors, Inc., and Minshall & Company, Inc.

     (k) Includes 50,000 shares convertible by Mr. Pantaleoni; 50,000 shares convertible by Mr. Pantaleoni's wife, as to which he disclaims beneficial ownership; and 40,000 shares convertible by the Anthony Pantaleoni Trust, of which Mr. Pantaleoni is a trustee and a beneficiary.

     (l) Includes warrants to acquire 94,063 shares issued to Mr. Pantaleoni; a warrant to acquire 25,000 shares issued to Mr. Pantaleoni's wife, as to which he disclaims beneficial ownership; and a warrant to acquire 20,000 shares issued to the Anthony Pantaleoni Trust, of which Mr. Pantaleoni is a trustee and a beneficiary.

     (m) Includes 56,705 shares of common stock owned beneficially by Mr. Pantaleoni; 60,000 shares held by a trust of which Mr. Pantaleoni is a trustee and a beneficiary; 40,233 shares owned by Mr. Pantaleoni's wife, as to which he disclaims beneficial ownership; and 40,000 shares held by trusts of which Mr. Pantaleoni is a trustee, and as to which he disclaims beneficial ownership.

     (n) Pursuant to the 1992 and 2000 Directors' Plans, Mr. Williams received options to acquire a total of 105,000 shares (as adjusted for the 10% stock dividend occurring on December 22, 1997) of the Company's common stock. As of March 31, 2001, Mr. Williams is vested in, and holds exercisable options to acquire 43,000 shares. The option to acquire the balance of 22,000 shares pursuant to the 1992 Directors' Plan will vest and become exercisable at the rate of 11,000 shares per year on June 6, 2001 and 2002. The option to acquire the balance of 40,000 shares under the 2000 Directors' Plan will vest and become exercisable at the rate of 10,000 shares per year on each December 7, 2001 through 2004.

     (o) On October 27, 1999, Mr. Gigas received an option to acquire a total of 120,000 shares of the Company's common stock pursuant to his employment agreement. This option is exercisable through October 27, 2004. On December 1, 2000,

Mr. Gigas was granted an option to acquire an additional 6,300 shares of the Company's common stock under the Incentive Stock Option Plan. As of April 2, 2001, Mr. Gigas resigned from his employment with the Company. Accordingly, the option to acquire 6,300 shares is exercisable from June 1, 2001 through April 2, 2002.

     (p) As of his retirement from the Company on March 31, 2000, Mr. Carolus was vested in, and held exercisable options to acquire 116,830 shares. These options expired on March 31, 2001, in accordance with their terms.

     (q) The totals shown held by All Executive Officers and Directors as a Group does not include the options held by Mr. Gigas who resigned from the Company as of April 2, 2001, but does include the option granted to Mr. Shepherd on April 23, 2001.

                             EXECUTIVE COMPENSATION

The following Tables I through III present information concerning the cash compensation and stock options provided to Messrs. McKee and Gigas. The notes to these tables provide more specific information regarding compensation as of March 31, 2001. Ernest H. McKee and John P. Gigas were the only Executive Officers of the Company during the fiscal year ended March 31, 2001. No other persons were considered to be Executive Officers or received compensation in excess of $100,000 for the fiscal year ended March 31, 2001.

                                 Table I

                           Summary Compensation Table

                                                                                 Long-Term
                                            Annual Compensation(a)             Compensation
                                        ----------------------------       ---------------------
                                                                Other
                                                                Annual     Securities  All Other
Name and                     Fiscal                            Compen-     Underlying  Compen-
Principal Position            Year        Salary      Bonus    sation(b)    Options    sation(c)
------------------------  ------------  ----------  ---------  -------     ----------  ---------
Ernest H. McKee               2001        $225,000  $    ----     ----           ----     $5,246
 Chief Executive              2000         225,000       ----     ----           ----      6,750
 Officer                      1999         225,000       ----     ----           ----      5,606

John P. Gigas (d)             2001        $172,000  $    ----     ----           ----     $6,125
Chief Operating               2000          86,000       ----     ----           ----        860
Officer(e)

     (a) Amounts shown include cash compensation earned by Executive Officers.

     (b) The value of other benefits to any Officer during fiscal year 2001 did not exceed the lesser of $50,000 or 10% of the Executive Officer's total annual salary and bonus or fall within any other category requiring inclusion.

     (c) Amounts contributed to the Company's 401K Plan on behalf of the named Executive Officer.

     (d)  Mr. Gigas resigned his positions at the Company as of April 2, 2001.

     (e) Represents compensation commencing October, 1999. Mr. Gigas' employment contract commenced October 27, 1999, for a two year term. Salary compensation for Mr. Gigas was $172,000 per annum, payable in equal monthly installments. Prior to his employment as Executive Vice President and Chief Operating Officer, Mr. Gigas provided certain consulting services and received $8,333 during September, 1999, pursuant to the terms of his consulting agreement with the Company.

                                    Table II

                       Option Grants in Last Fiscal Year

Two option grants to an Executive Officer were made in fiscal 2001. On June 7, 2000, Mr. Ernest H. McKee received a one-time grant of an option to acquire 50,000 shares of the Company's common stock at an exercise price of $1.00 per share. The one-time grant of the option vests at 20% per year each December 7, beginning on December 7, 2000 and ending on December 7, 2004. Each 20% increment shall be exercisable for a period of ten years from the vesting date of such 20% increment. On December 1, 2000, Mr. John P. Gigas, the Company's Executive Vice President, Chief Operating Officer, Chief Financial Officer and Secretary-Treasurer received a one-time grant of an option to acquire 6,300 shares of the Company's common stock at an exercise of $1.00 per share. The option granted to Mr. Gigas is exercisable six months from the date of the grant through April 2, 2002, one year following Mr. Gigas' resignation from his positions with the Company on April 2, 2001.

                                   Table III

                          Aggregated Option Exercises
                            in Last Fiscal Year and
                         Fiscal Year-End Option Values


                                                                  Number of                 Value of
                                                                 Unexercised           Unexercised In-the-
                                                                   Options                Money Options
                                                               at March 31, 2001        at March 31, 2001
                                                              -------------------     ---------------------
                                      Acquired on    Value     Exer-      Unexer-      Exer-       Unexer-
        Name                           Exercise     Realized  cisable     cisable     cisable      cisable
        ----                          -----------   --------  -------     -------     -------      -------
Ernest H. McKee                             0          $0     138,930(a)  52,100(a)      $0            $0
John P. Gigas                               0          $0     120,000(b)  6,300(b)       $0            $0

     (a) Represents grants of options to acquire 16,105 shares of the Company's common stock annually on March 20, 1992, through 1996, pursuant to the 1992 Directors' Stock Option Plan, as amended on October 27, 1999 (the "1992 Directors' Plan"). The shares issued under these options have been automatically adjusted for the 10% stock dividends occurring annually from calendar 1993 through 1997. The exercise prices of the 1992, 1993, 1994, 1995 and 1996 option grants were $3.00, $3.125, $3.50, $2.25 and $1.75, per share, respectively, which were the NASDAQ closing prices on the date of the grants ($1.86, $1.95, $2.39, $1.69, and $1.45 per share, respectively, after automatic adjustment for the 10% stock dividends occurring annually from calendar 1993 through 1997). The options became exercisable six (6) months after the date of the grants, and expire ten (10) years from the date of grant.

     On September 3, 1996, an additional one-time grant of an option to acquire 60,500 shares (as adjusted for the 10% stock dividends occurring on December 22, 1996, and 1997) was made pursuant to the 1992 Directors' Plan. The exercise price of this option grant was $2.125 per share ($1.75 after automatic adjustment for the 10% stock dividends in calendar 1996 and 1997), which was the NASDAQ closing price on September 3, 1996. This option vests at the rate of 20% (12,100 shares) per year commencing on September 3, 1997, through 2001, and each 20% increment is exercisable for a period of ten (10) years commencing on the vesting date.

     On June 7, 2000, the Company's Board of Directors adopted the 2000 Directors' Stock Option Plan (the "2000 Directors' Plan") and granted an option to purchase 50,000 shares of the Company's common stock to each of the Company's five directors. The shareholders of the Company approved the 2000 Directors' Plan on December 14, 2000. The exercise price of the options granted on June 7, 2000, are $1.00 per share, which was greater than the NASDAQ closing price of the Company's common stock on the date of the grant ($.75 per share). These options vest at the rate of 20% (10,000 shares) per year commencing on December 7, 2000, through 2004, and each 20% increment is exercisable for a period of ten
(10) years commencing on the vesting date.

     (b) On October 27, 1999, Mr. Gigas received a one-time grant of an option to purchase up to 120,000 shares of the common stock of the Company at an exercise price of $1.00 per share. This option (the "1999 option") was granted pursuant to his employment contract, and was not issued through any of the Company's option plans. The 1999 option granted to Mr. Gigas is fully vested and is exercisable through October 27, 2004. On December 1, 2000, Mr. Gigas also received a one-time grant of an option to purchase 6,300 shares of the Company's common stock. This option (the "2000 option") was granted pursuant to the Company's employees 1992 Incentive and Non-Qualified Stock Option Plan. The 2000 option granted to Mr. Gigas vested immediately and is exercisable from June 1, 2001, through April 2, 2002 due to Mr. Gigas' resignation of his positions with the Company as of April 2, 2001. Accordingly, Mr. Gigas now holds exercisable options for 126,300 shares of the Company's stock.

The Company maintains 401K Plans, which were effective January 1, 1989, and are available for participation by all employees without minimum age or service requirements. Each participating employee can defer up to 17% of his annual compensation to a specified limit. The Company matches 100% of the employee's deferrals, with such matching contributions not to exceed 3% of the employee's annual compensation. The Company's total contributions to the Plan for fiscal year 2001 were $161,000.

                            Stock Performance Graph

The following graph compares the Company's five-year cumulative total return to the NASDAQ U.S. Stock Index and the S&P Electronic Defense Index over a period beginning on March 31, 1996, and ending on March 31, 2001. The total stockholder return assumes $100 invested on March 31, 1996, in the Company and each of the Indexes shown. It also assumes reinvestment of all dividends.

The Company is in a unique industry and has few competitors manufacturing electrical generation and control equipment, primarily for military application, switching panelboards, switchboards, and electronic components. The Company's primary competitors are not publicly traded on any U.S. Stock Market and therefore, no financial data is obtainable for comparative purposes.

With the acquisition of E. Systems, Inc., in mid-1995 and Loral Corp. in January of 1996, the S&P Electronic Defense Index is now composed solely of one company, Raytheon. Since the S&P Electronic Defense Index contains only one company, it is not actually representative of an industry group or segment. The Company has explored other possible indexes for purposes of future reporting, but does not believe that any existing industry segment index provides meaningful comparisons as of this date.

Price performance of the Company's common stock may be affected by many factors other than earnings, including the small capitalization of the Company, limited availability of public float, and the relatively small number of market makers in the Company stock. Past financial performance should not be considered to be a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

                                 Table IV

                Comparison of Five-Year Cumulative Total Return*
              Among Westwood Corporation, NASDAQ U.S. Stock Index
                       and S&P Electronic Defense Index**

                                    [GRAPH]


                    Tabular Description of Performance Graph

Measurement Period        Westwood         NASDAQ       S&P Electronic
(Fiscal Year Covered)    Corporation  U.S. Stock Index  Defense Index
-----------------------  -----------  ----------------  --------------
March 31, 1996               $100           $100             $100
FYE 03/31/97                   89.80         111.15            92.95
FYE 03/31/98                   92.51         168.47           122.57
FYE 03/31/99                   46.67         227.62           124.86
FYE 03/31/00                   50.91         423.37            38.78
FYE 03/31/01                   42.42         169.46            65.52

Assumes $100 invested on March 31, 1996, in Westwood common stock, NASDAQ U.S. Stock Index and S&P Electronic Defense Index.

*   Total Returns assumes reinvestment of dividends.
**  Fiscal Year ended March 31, 2001.

                          Executive Officer Agreements

Mr. McKee was employed pursuant to a written employment contract with the Company through March 2000. This contract, as amended effective March 31, 1997, provided for a base salary of $225,000 and bonus provisions subject to the discretion of the Board of Directors. The contract provided for other benefits, including a Company-owned automobile, club memberships, and reimbursement of business expenses. Mr. McKee is continuing his employment as President on the same terms as contained in the former written agreement. There are currently no plans by the Company or Mr. McKee to formalize Mr. McKee's current employment terms into a written agreement.

Mr. Shepherd has an employment contract through April 22, 2003, which provides for a base salary of $128,000 per annum, payable in equal monthly installments. Pursuant to the terms of his employment contract, Mr. Shepherd received a stock option that allows him to purchase up to 50,000 shares of the Company's common stock at an exercise price of $1.00 per share.

Mr. Gigas, the Company's former Executive Vice President, Chief Financial Officer, Secretary and Treasurer from October 27, 1999, resigned all positions
with the Company as of April 2, 2001.   Mr. Gigas had an employment contract
through October 26, 2001, which provided for a base salary of $172,000 per annum, payable in equal monthly installments. Based on the terms of this employment agreement, Mr. Gigas will continue to receive his salary through October 27, 2001, given the nature of his resignation.

          Compensation Committee Interlocks and Insider Participation

Ernest H. McKee as President, and David L. Shepherd as Chief Financial Officer, are the Company's only Executive Officers. Mr. McKee also serves on the Company's five-person Board of Directors. The annual salary of Mr. McKee, in the amount of $225,000, was set by the terms of his employment contract with the Company; which terminated on March 31, 2000. Because of the small size of the Board, Mr. McKee participates in deliberations regarding Executive Officer compensation; however, Mr. McKee abstains from the actual vote concerning items of compensation to him.

                                 Compensation Report

The Board of Directors is responsible for setting the policies that govern the Company's compensation programs, administering the Company's stock option plans and establishing the cash compensation of Executive Officers. Due to its small size, the Board has determined that a Compensation Committee is not needed and all matters of compensation for Executive Officers is determined by the Board as a whole. Generally, compensation matters are considered by the Board in March of each year when sufficient financial information is available for the Board to review projected year-end results.

While the Board reviews the financial performance of the Company on an annual basis in connection with its compensation review, such policies of the Board are informal and are, to a large part, subjective.

The Board's determination of executive compensation is centered on six factors, including:

     1.  Earnings per share;

     2.  Enhancement of net worth;

     3.  Backlog/development of defense contracts;

     4.  Reputation for quality;

     5. Expansion of product base and services, including development of new electrical generation and control devices, within the defense industry; and,

     6.  Diversification into commercial, non-defense related, products.

The Board has no quantifiable compensation formulas or policies based on the six factors set forth above. The level of bonus compensation paid to the Company's Executive Officers is based upon the performance of the Company, and a comparison of the salary structures of the Company's Executive Officers with the general economic conditions of corporations in the Tulsa, Oklahoma area, as well as other corporations in the defense industry.

Mr. McKee's salary of $225,000 per annum was established on March 31, 1997. Mr. McKee, as a Director of the Company, also participates in options granted pursuant to the 1992 and 2000 Directors' Plans, along with each of the other four Directors. However, as set forth in Tables II and III hereof, participation in the 1992 and 2000 Directors' Plans cannot be said to provide an adequate incentive or award for the services of the Company's Chief Executive Officer.

The salary of Mr. Gigas was established for a two-year period by the employment agreement entered into between Mr. Gigas and the Company on October 27, 1999, at the rate of $172,000 per annum, payable in equal monthly installments. Based on the terms of this employment agreement, Mr. Gigas will continue to receive his salary through October 27, 2001, given the nature of his resignation as of April 2, 2001.

Mr. Shepherd was hired on April 23, 2001, as Chief Financial Officer and Secretary-Treasurer of the Company. The salary of Mr. Shepherd was established for a two-year period by the employment agreement entered into between Mr. Shepherd and the Company at the rate of $127,500 per annum, payable in equal monthly installments.

The 1992 Directors' Plan, as adopted by the Stockholders of the Company in 1992, and as amended in 1993, provided for the annual issuance of options to acquire 16,105 shares (as adjusted for the annual stock dividends occurring from calendar 1993 through 1997) of the Company's common stock to Directors of the Company for a five-year period at an exercise price equal to the reported closing price of the Company's common stock by NASDAQ on the date of each grant. In 1996, the 1992 Directors' Plan was amended to increase the term of the options granted thereunder from five to ten years and to provide for the one-time grant of an option to acquire 60,500 shares (as adjusted for the annual 10% stock dividends occurring in calendar 1996 and 1997) of the Company's common stock at an exercise price equal to NASDAQ's reported closing price of the Company's common stock on September 3, 1996. The 1996 option vests 20% of the 60,500 shares annually on September 3, 1997, through 2001. The 1992 Directors' Plan is automatic in that the amount of the March 20, 1992, through March 20, 1996, grants and the computation of the exercise price of the related options were fixed by the 1992 Directors' Plan, as previously adopted by the Stockholders, and no action by the Board of Directors is required to perfect the award. It was originally designed as an incentive to maintain appropriate members on the Board, and to induce others to become members of the Board, should that be in the best interest of the Company's Stockholders.

On June 7, 2000, the Company's Board of Directors adopted the 2000 Directors' Plan and granted an option to purchase 50,000 shares of the Company's common stock to each of the Company's five directors. The shareholders of the Company approved the 2000 Directors' Plan on December 14, 2000. The exercise price of the options granted on June 7, 2000, is $1.00 per share, which was greater than the NASDAQ closing price of the Company's common stock on the date of the grant ($.75 per share). These options vest at the rate of 20% (10,000 shares) per year commencing on December 7, 2000, through 2004, and each 20% increment is exercisable for a period of ten (10) years commencing on the vesting date. The 2000 Directors' Plan was adopted and approved by the Stockholders: 1) as all of the shares reserved for issuance under the 1992 Directors' Plan had been issued as of March 31, 1997; 2) to strengthen the ability of the Company to maintain appropriate members of the Board by increasing their proprietary interest in the Company's success and to compensate them for the substantial communication, input and effort they dispense; and 3) should it be in the best interest of the Company to do so, to attract and retain well-qualified individuals to become members of the Board.

The Board of Directors submits this Compensation Report as of March 31, 2001.

                                                       Ernest H. McKee
                                                       Richard E. Minshall
                                                       Anthony Pantaleoni
                                                       John H. Williams, Sr.
                                                       William J. Preston

                            Directors' Compensation

Directors' fees are payable to each outside Director for attendance at all regular and special board meetings for the Company. Richard E. Minshall, Anthony Pantaleoni, William J. Preston and John H. Williams, Sr., the Company's outside Directors, have each been paid the sum of $6,000 for attendance at board meetings during fiscal year 2001. Mr. McKee, although a Director, was not paid a Director's fee. Compensation of $1,500 per meeting to the outside Directors was originally initiated as part of the Company's acquisition of NMP in March of 1988, and has continued thereafter to provide some compensation for the efforts and time expended by the Directors. While there may be only four to six scheduled meetings of the Board of Directors in Tulsa, Oklahoma, on a yearly basis, there is substantial communications by and between the

Directors throughout the course of the year, which are not compensated in any way. Compensation will be $2,500 per quarter beginning in fiscal 2002.

                               Stock Option Plans

Incentive and Non-Qualified Stock Option Plan of Westwood Corporation

On March 20, 1992, the Board of Directors of the Company adopted the Incentive and Non-Qualified Stock Option Plan (the "Incentive Stock Option Plan"), which was approved by the Stockholders of the Company at the Annual Meeting held September 24, 1992. The Incentive Stock Option Plan is intended to assist the Company in securing and retaining key employees by allowing them to participate in the ownership and growth of the Company through the grant of incentive and non-qualified options to full-time employees of the Company and its subsidiaries. Incentive stock options granted under the Incentive Stock Option Plan are intended to be "Incentive Stock Options" as defined by Section 422 of the Internal Revenue Code.

The Incentive Stock Option Plan originally provided that 300,000 shares of common stock were reserved for issuance upon exercise of options to be granted under the Incentive Stock Option Plan. The Incentive Stock Option Plan was automatically adjusted as a result of the 10% stock dividends occurring annually from calendar 1993 through 1997. A total of 483,000 shares are now reserved for issuance under its terms. The Incentive Stock Option Plan is administered by the Board of Directors, which determines who shall receive options, the number of shares of common stock that may be purchased under options, the time and manner of exercise of options and option prices. The term of options granted under the Incentive Stock Option Plan may not exceed ten years (five years in the case of an incentive stock option granted to an optionee owning more than 10% of the voting stock of the Company (a "10% Holder"). The price for incentive stock options shall not be less than 100% of the "fair market value" of the shares of common stock at the time the option is granted; provided, however, that with respect to an incentive stock option, in the case of a 10% Holder, the purchase price per share shall be at least 110% of such fair market value. The price for non-qualified options shall not be less than 75% of the "fair market value" of the shares of common stock at the time the option is granted. The aggregate fair market value of the shares of common stock as to which an optionee may exercise incentive stock options may not exceed $100,000 in any calendar year. Payment for shares of common stock purchased upon exercise of options is to be made in cash, check or other instrument, but in the discretion of the Board of Directors, may be made by delivery of other shares of common stock of the Company.

Under certain circumstances involving a change in the number of outstanding shares of common stock without the receipt by the Company of any consideration therefor, such as a stock split, stock consolidation or payment of a stock dividend, the class and aggregate number of shares of common stock in respect of which options may be granted under the Incentive Stock Option Plan, the class and number of shares subject to each outstanding option and the option price per share will be proportionately adjusted. In addition, if the Company is involved in a merger or consolidation, the options granted under the Incentive Stock Option Plan will be adjusted proportionately.

An option may not be transferred other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order and, during the lifetime of the option holder, may be exercised only by such holder.

The Incentive Stock Option Plan will terminate on September 24, 2002, and may be terminated at any time prior to that date by the Board of Directors.

On December 1, 2000, options for 151,300 shares of the Company's common stock were granted to employees. The options are exercisable for the period from six months to five (5) years from the grant date. On April 23, 2001, an option for 50,000 shares of the Company's common stock was granted to Mr. Shepherd. The option vests at 20% (10,000 shares) per annum, beginning on April 23, 2002 through 2006. The option is exercisable for the period from six months to five
(5) years from the vesting date. There have been no additional issuances of options under the Incentive Stock Option Plan since April 23, 2001.

Directors' Stock Option Plans

On March 20, 1992, the Board of Directors of the Company adopted the 1992 Directors' Stock Option Plan (the "1992 Directors' Plan") which was approved by Stockholders of the Company at the Annual Meeting held September 24, 1992. The 1992 Directors' Plan originally provided for the issuance of up to 100,000 shares of common stock. An additional 100,000 shares were authorized for issuance under the 1992 Directors' Plan by the Stockholders on October 28, 1993. On March 20, 1996, grants of options to acquire 16,105 shares of the Company's common stock were issued to each of the Directors of the Company pursuant to the terms of the 1992 Directors' Plan, which represented the final options reserved under the October 28, 1993, authorization.

In September 1996, the 1992 Directors' Plan was amended (the "1996 Amendment"), as approved by the Stockholders of the Company at the Annual Meeting, to provide each Director who had served for five (5) years the one-time grant of an option to acquire 60,500 shares (as adjusted for the annual 10% stock dividend occurring in calendar 1996 and 1997) of the Company's common stock at $2.125 per share ($1.75 per share as adjusted for the annual 10% stock dividend occurring in calendar 1996 and 1997). The 1996 Amendment imposed a vesting schedule which vests 20% of the 60,500 shares on each of September 3, 1997, through 2001. Additionally, the 1996 Amendment increased the term of the options granted pursuant to the 1992 Directors' Plan to ten (10) years from the grant date of each option and increased the number of shares available under the Directors' Plan by an additional 200,000 shares, from 266,000 to 466,000.

The 1992 Directors' Plan has been automatically adjusted for the annual 10% stock dividends occurring from calendar 1993 through 1997. The 1992 Directors' Plan was also increased as a result of amendments approved by the Stockholders at the 1997 and 1999 Annual Meetings of Stockholders ("Amendments") for the additional authorization of options representing 55,000 shares of the Company's common stock to John H. Williams, Sr., and 50,000 shares to William J. Preston, upon their appointment to the Board of Directors. As a result of the Amendments and the 10% stock dividend occurring in calendar 1997 a total of 669,000 shares are now reserved for issuance under the terms of the 1992 Directors' Plan.

The options granted under the 1992 Directors' Plan from calendar 1992 through 1996, are exercisable six months after the grant date, and expire ten years after the grant date. The options granted on September 3, 1996, vest at the rate of 20% (12,100 shares) per year, and each vested 20% increment is exercisable for a period of ten years, commencing on the vesting date. In the case of a Director's death or permanent disability, the options immediately vest and are exercisable for a period of one year thereafter and then terminate. If a Director's membership on the Board of Directors terminates for any reason, any option held on such date may be exercised for a period of one year after the date of termination, unless the option terminates sooner by its terms.

The 1992 Directors' Plan was originally adopted to provide additional incentive to Directors of the Company, the benefits of which would be tied directly to stock performance of the Company. Moreover, it was hoped that the 1992 Directors' Plan could partially compensate the four outside Directors, Messrs. Minshall, Pantaleoni, Williams and Preston, for the considerable amount of consulting and communication time spent by them outside of Board meetings.

When the 1992 Directors' Plan was originally adopted, the average trading price for common stock of the Company was approximately $3.00 per share and it was hoped that the price per share of the common stock would grow by approximately 10% per year, which would result in a potential gain to each Director of approximately $3,000 on an annual basis. However, as of the date hereof, none of the Options issued to Directors over the last nine years have resulted in any gain and none have been exercised.

On June 7, 2000, the Company's Board of Directors adopted the 2000 Directors' Stock Option Plan (the "2000 Directors' Plan") and granted an option to purchase 50,000 shares of the Company's common stock to each of the Company's five directors. The shareholders of the Company approved the 2000 Directors' Plan on December 14, 2000. The exercise price of the options granted on June 7, 2000, is $1.00 per share, which was greater than the NASDAQ closing price of the Company's common stock on the date of the grant ($.75 per share). These options vest at the rate of 20% (10,000 shares) per year commencing on December 7, 2000, through 2004, and each 20% increment is exercisable for a period of ten (10) years commencing on the vesting date. The 2000 Directors' Plan was adopted and approved by the Stockholders: 1) as all of the shares reserved for issuance under the 1992 Directors' Plan had been issued as of March 31, 1997; 2) to strengthen the ability of the Company to maintain appropriate members of the Board by increasing their proprietary interest in the Company's success and to compensate them for the substantial communication, input and effort they dispense; and 3) should it be in the best interest of the Company to do so, to attract and retain well-qualified individuals to become members of the Board.


                 Certain Relationships and Related Transactions

Capital Advisors, Inc. provides services to the Company in regard to public news releases and public relations matters. A fee of $1,500 per month is paid to Capital Advisors, Inc. for these services. Capital Advisors, Inc. also serves as an investment advisor for two of the Company's

401(k) plans. For the fiscal year ended March 31, 2001, the total sum of $27,000 was paid to Capital Advisors, Inc., in connection with these services.

Fulbright & Jaworski L.L.P. provides patent registration advisory services to the Company. For the fiscal year ended March 31, 2001, $7,000 was paid to the firm in connection with these services.

In conjunction with the sale of RoxCorp. to Roxtec in September 1997, NMP entered into an Administrative Services Agreement with RoxCorp. to provide certain administrative services and facilities on a month-to-month basis, including office and warehouse space and telephone service. The services provided, and the consideration to be received, were essentially identical to those previously provided based on the then inter-corporate expense allocation determined by NMP and RoxCorp. The sublease and administrative services agreement was terminated in 2000. During the fiscal year ended March 31, 2001, the Company also sold spare parts, supplies, and fabrication services to RoxCorp. for which the Company received the sum of $40,000.

Matthew E. McKee, a son of Ernest H. McKee, serves as a General Manager of NMP Corp. For the Company's fiscal year ending March 31, 2001, Matthew E. McKee received salary of $72,000. Matthew E. McKee's current salary is $75,000 per year. Matthew E. McKee obtained a B.B.A. degree from the University of Texas, College of Business in 1992 and has been employed in various management capacities at NMP Corp. since 1992.

            Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10 percent of the common stock, to report their initial ownership of the common stock and any subsequent changes in that ownership to the Securities and Exchange Commission ("SEC"), and to furnish the Company with a copy of each such report. SEC regulations impose specific due dates for such reports, and the Company is required to disclose in this Proxy Statement any failure to file by these dates during and with respect to the fiscal year ended March 31, 2001.

To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, during and with respect to fiscal year 2001, all officers, directors and more than 10 percent stockholders were in compliance with applicable Section 16(a) filing requirements.


                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

     As of March 31, 2001, the Board of Directors consisted of Ernest H. McKee, Richard E. Minshall, Anthony Pantaleoni, John H. Williams, Sr., and William J. Preston.

     Each of Messrs. McKee, Minshall, Pantaleoni, Williams and Preston are nominated for re-election as Directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified.

     If, at the time of the Annual Meeting of Stockholders, any of the nominees should be unable or decline to serve, the discretionary authority provided in the Proxy may be used to vote for a substitute or substitutes designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

                                    Nominees

     The nominees for directorships, and certain additional information with respect to each of them, are as follows:

Ernest H. McKee has served as President, Chief Executive Officer, and Chairman of the Board of Directors of Westwood Corporation since 1988. From 1984 to 1987, Mr. McKee was Chief Executive Officer and principal owner of Four-Em Enterprises, Tulsa, Oklahoma, a company engaged in the manufacture and sale of piping products and other manufacturing goods for the petrochemical industry. From 1968 to 1984, Mr. McKee was President and Chief Executive Office of Flo-Bend, Inc., Sands Springs, Oklahoma, a manufacturer of products for the refining and petrochemical industry. From 1960 to 1967, Mr. McKee was product manager for U.S. Steel Company, Pittsburgh, Pennsylvania. Mr. McKee received his Bachelor of Science degree from Kent State University in 1960.

Richard E. Minshall has served as a Director of Westwood Corporation since 1988. Mr. Minshall has been President and Chairman of the Board of Directors of Capital Advisors, Inc., of Tulsa, Oklahoma, since 1978. Mr. Minshall is a Director of American Gilsonite Company and First National Bank & Trust Company of Broken Arrow. Mr. Minshall is a member of the Oklahoma Society of Financial Analysts and the Oklahoma Bar Association.

Anthony Pantaleoni has served as a Director of Westwood Corporation since 1988. Mr. Pantaleoni has been a member of the law firm of Fulbright & Jaworski L.L.P., New York, New York, since 1989. Mr. Pantaleoni is a Director of Universal Health Services, Inc. (NYSE: UHSB), American Gilsonite Company, and AAON, Inc (NASDAQ).

John H. Williams has served as a Director of Westwood Corporation since 1997. Mr. Williams is an honorary Director of The Williams Companies, Inc. (NYSE:
WMB), of Tulsa, Oklahoma, having resigned as Chairman of the Board and Chief Executive Officer in late 1978. Mr. Williams presently serves on the Board of Directors of Apco Argentina Inc., Unit Corporation (NYSE: UNT) and Willbros Group, Inc. (NYSE: WG).

William J. Preston has served on the Board of Directors since October 1999. Since 1978, Mr. Preston has been a principal and one of the founding partners of Preston Exploration, L.L.C., a privately owned oil and gas exploration and production company located in The Woodlands, Texas. In 1978, Mr. Preston retired from the active practice of medicine after twelve years of practice in Tulsa, Oklahoma, in the field of otolaryngology. Mr. Preston received an undergraduate degree in engineering from the University of Tulsa, and subsequently graduated from the University of Oklahoma Medical School.

During the fiscal year ended March 31, 2001, the Board of Directors held four regular meetings and numerous teleconferences. Each Director attended the meetings in person or by teleconference. The Audit Committee of the Board of Directors is composed of Richard E. Minshall, Anthony Pantaleoni and John H. Williams, Sr. Other than the Audit Committee, the Board of Directors presently has no other standing committees.

                                 Vote Required

     The affirmative vote of a majority of the shares represented by Stockholders who are present in person or by Proxy at the meeting is required for election of the nominees. Abstentions and broker non-votes will have no effect on the vote. Proxies solicited hereby will be voted "FOR" all five nominees unless Stockholders specify otherwise in their proxies.

                           PROPOSALS OF STOCKHOLDERS

     Any proposal of a Stockholder intended to be presented at the next Annual Meeting must be received at the Company's principal executive offices no later than March 31, 2002, if the proposal is to be considered for inclusion in the Company's Proxy Statement relating to such meeting.


                              INDEPENDENT AUDITORS

     The accounting firm of Ernst & Young LLP has served as the Company's independent auditors since 1988 and it is anticipated that the Board of Directors will reappoint Ernst & Young LLP to provide the Company's audit for its fiscal year 2002 audited financial statements.

     The Bylaws of the Company do not require Stockholder ratification of the appointment of the Company's independent auditors and, accordingly, no vote of the Stockholders is required or requested at the Annual Meeting of Stockholders.

     Representatives of Ernst & Young LLP will be present at the Annual Meeting, and are anticipated to be available to respond to appropriate questions.

                             FINANCIAL INFORMATION

     A copy of the Company's Annual Report, including all financial statements and schedules, is being provided to Stockholders along with this Proxy Statement. Additional copies may be obtained, without charge, by written request to David L. Shepherd, Chief Financial Officer, Westwood Corporation, 12402 East 60th Street, Tulsa, Oklahoma 74146-9622.

                                 OTHER MATTERS

     The cost of solicitation of these proxies will be borne by the Company. Other than the mailing of the Proxy Statement and Proxy Cards, no other solicitation efforts will be undertaken.


                                 BY ORDER OF THE BOARD OF DIRECTORS

                                  /s/  Ernest H. McKee
                                 --------------------------------------
                                 Ernest H. McKee, President

August 10, 2001
Tulsa, Oklahoma

                              WESTWOOD CORPORATION

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Ernest H. McKee, Richard E. Minshall, Anthony Pantaleoni, John H. Williams, Sr. and William J. Preston, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Stockholders of Westwood Corporation (herein, the "Company") to be held in the executive offices of the Company on September 27, 2001, at 10:00 a.m., Central Standard Time, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present, and to vote thereat, as provided below, the number of shares the undersigned would be entitled to vote if personally present.

                  THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 1.

Proposal 1:  Election of Directors.
----------

[ ]    FOR all nominees listed below except as marked to the contrary

[ ]    WITHHOLD AUTHORITY to vote for all nominees listed below
       -------- ---------

(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

                 Ernest H. McKee               John H. Williams, Sr.
                 Richard E. Minshall           William J. Preston
                 Anthony Pantaleoni

IF AUTHORITY TO VOTE FOR THE ELECTION OF ANY NOMINEE IS NOT WITHHELD, THIS PROXY SHALL BE DEEMED TO GRANT SUCH AUTHORITY.

Every properly signed Proxy will be voted in accordance with the specifications made thereon. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1. All prior proxies are hereby revoked.

This Proxy will also be voted in accordance with the discretion of the proxies or proxy on any other business. Receipt is hereby acknowledged of the Notice of Annual Meeting, Proxy Statement and 2001 Annual Report to Stockholders of the Company.



                                            -----------------------------------


                                            -----------------------------------
                                            Signature(s)

                                            Dated: ___________________, 2001


(Please sign exactly as name appears on stock certificates. When signing as an attorney, executor, administrator, trustee, guardian, etc., give full title as such. For joint accounts, each joint owner should sign.)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.